EXHIBIT 99.1

Benjamin A. Burditt Joins Adept Technology Board of Directors

PLEASANTON, Calif., Sept. 2, 2011 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent robots and autonomous mobile solutions and services, today announced the election of Benjamin A. Burditt to the Board of Directors. This addition to the Board brings the total number of directors to six.

Mr. Burditt brings nearly 30 years of experience in strategic, operational, and organizational management. With an emphasis on capital investments, his background includes a partner role at Special Situations Private Equity Fund where he was integral in evaluating and negotiating transactions for a wide range of publicly traded companies. Prior to his role at Special Situations, Burditt founded and co-led Scripps Ventures LLC, where he oversaw all activities related to identifying and investing in early-stage companies and subsequently took on post-investment Board roles to set strategic direction, raise capital and establish strategic partnerships. Mr. Burditt also served as Sr. Vice-President, Strategy, Restructuring and Investments for United Media, a division of the E.W. Scripps Company, where he led project teams to develop and implement key strategic recommendations and corporate strategy decisions. In addition, Mr. Burditt held the title of Senior Engagement Analyst at the leading corporate management consulting firm, McKinsey and Partners.

"We are pleased that Benjamin has joined the Board of Adept," said Mike Kelly, Chairman of the Board of Adept Technology. "His deep understanding of the capital markets and strategic investing further enhances and diversifies the knowledge base of the Board and will be instrumental as the Company completes the successful integration of its recent acquisitions and as the company moves forward in its next phase of growth. We are always evaluating the best opportunities for capital deployment and Benjamin's expertise is sure to be invaluable to that ongoing process."

Commenting on his appointment, Mr. Burditt said, "It is with pleasure that I join the Adept board. I believe the Company is positioned to capitalize on its recent investments into new and emerging markets, as well as its recent efforts to streamline operations and costs, and I look forward to supporting the team with my own experience."

About Adept Technology, Inc.

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics, and Solar; as well as to traditional industrial markets including machine tool automation and automotive components.

More information is available at www.adept.com.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

CONTACT: Press and Industry Analysts:
         Lauren Bucher
         Marketing
         925.245.3400 (voice)
         925.960.0452 (fax)
         lauren.bucher@adept.com

         Financial Analysts:
         Lisa Cummins
         Chief Financial Officer
         925.245.3413 (voice)
         925.245.3510 (fax)
         investor.relations@adept.com